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HANCOCK FABRICS, INC.                                                 EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(unaudited)

(dollars in thousands, except for
  per share amounts)                                   Thirteen Weeks Ended

                                                    May 3,              May 4,
                                                     1998                1997
                                                  -----------        -----------
Basic earnings per share

  Net earnings                                    $     2,107        $     2,339
                                                  ===========        ===========

  Weighted average number of common shares
   outstanding during period                       20,684,389         20,982,631
                                                  ===========        ===========

Basic Earnings per share                          $      0.10        $      0.11
                                                  ===========        ===========



Diluted earnings per share

  Net earnings                                    $     2,107        $     2,339
                                                  ===========        ===========

  Weighted average number of common shares
   outstanding during period                       20,684,389         20,982,631


   Common stock equivalents                           435,379            378,782

   Contigently issuable shares                         79,893                  0
                                                  -----------        -----------

                                                   21,199,661         21,361,413
                                                  ===========        ===========

Diluted earnings per share                        $      0.10        $      0.11
                                                  ===========        ===========

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